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                                                                       Exhibit 2

                                    AMENDMENT

                                       TO

                             DISTRIBUTION AGREEMENT


                  This Amendment to the Distribution Agreement (this "Amendment") is entered into effective as of July 1, 2002, by and between Ivex Packaging Corporation, a Delaware corporation ("Ivex"), and Packaging Dynamics Corporation, a Delaware corporation ("Spinco").

                  WHEREAS, Ivex and Spinco are parties to that certain Distribution Agreement, dated March 18, 2002 (the "Distribution Agreement");

                  WHEREAS, the Distribution Agreement provides that the number of shares of Spinco Common Stock to be distributed to each Ivex Shareholder in the Distribution (as such terms are defined in the Distribution Agreement) be rounded up to the nearest whole share;

                  WHEREAS, Ivex and Spinco wish to provide instead for the distribution of cash in lieu of fractional shares in the Distribution; and

                  WHEREAS, Ivex and Spinco wish to amend the Distribution Agreement with the consent of Alcoa Inc., a Pennsylvania corporation ("Alcoa"), a third party beneficiary to the Distribution Agreement, in order to so provide for the distribution of cash in lieu of fractional shares in the Distribution and to make certain other changes relating to the Record Date (as defined in the Distribution Agreement) and the conditions to the Distribution (as defined in the Distribution Agreement).

                  NOW, THEREFORE, in consideration of the foregoing premises and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.       Amendments to the Distribution Agreement.


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         a.       The definition of "Record Date" under Section 1.01 of the
                  Distribution Agreement is hereby amended and shall read in its entirety as follows:

                  "Record Date" means the date determined by Ivex's Board of Directors as the record date for determining the Ivex Shareholders of record entitled to receive the Distribution."

         b. Article III of the Distribution Agreement is hereby amended by adding a new Section 3.04, to read in its entirety as follows:

                  "Section 3.04 Fractional Shares. No certificates representing fractional shares of Spinco Common Stock will be distributed in the Distribution. The Distribution Agent will be directed to determine the number of whole shares and fractional shares of Spinco Common Stock allocable to each Ivex Shareholder of record as of the Record Date. Upon the determination by the Distribution Agent of such number of fractional shares, as soon as practicable after the Distribution Date, the Distribution Agent, acting on behalf of the holders thereof, shall sell such fractional shares for cash on the open market in each case at the then prevailing market prices and shall disburse to each holder entitled thereto, in lieu of any fractional share, without interest, that holder's ratable share of the proceeds of that sale, after making appropriate deductions of the amount required, if any, to be withheld for United States federal income Tax purposes."

         c. Clause (a) of Section 3.02 of the Distribution Agreement is hereby amended and restated in its entirety as follows:

                  "(a) the Form 10 shall have become effective under the Exchange Act and shall have been mailed to all holders of record of Ivex Common Stock as of the date determined by Ivex's Board of Directors as the record date for determining the holders of record of Ivex Common Stock entitled to vote at the Stockholders Meeting (as defined in Section 3.2(a) of the Merger Agreement);"

         d. Section 3.03 of the Distribution Agreement is hereby amended and restated in its entirety as follows:


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                    "The Distribution. Subject to the terms and conditions set forth in this Agreement, (a) immediately prior to the Distribution Time, Ivex shall deliver to Spinco for cancellation, for the benefit of the Ivex Shareholders of record on the Distribution Date, a stock certificate or certificates, endorsed by Ivex in blank, representing all of the then-outstanding shares of Spinco Common Stock owned by Ivex, (b) the Distribution shall be effective as of the Distribution Time and (c) Spinco shall issue and deliver to each of Ivex, DCBS, CB and Packaging Investors the number of shares of Spinco Common Stock to be received by such party as set forth in paragraph 2 of the PD Letter Agreement and
                    (d) Ivex shall instruct the Distribution Agent to distribute, as soon as practicable after the Distribution Date, to each Ivex Shareholder of record as of the Record Date, one share of Spinco Common Stock for every five shares of Ivex Common Stock or shares covered by an Option (except for any Option with an exercise price of $23.25). The Merger and Distribution shall be effected such that the Merger Consideration (as defined in the Merger Agreement) and the shares of Spinco Common Stock to be distributed in the Distribution are payable and distributable, as applicable, only to the same Ivex Shareholders, it being understood that the Distribution shall be effective immediately before the Merger Effective Time."

         2. Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflict of laws rules thereof.

         3. Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

                         [Signatures on following page.]




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                  IN WITNESS WHEREOF, Ivex and Spinco, with the acknowledgment and consent of Alcoa, have caused this Amendment to be signed by their respective officers thereunder duly authorized as of the date first written above.

IVEX PACKAGING CORPORATION


By: /s/G. Douglas Patterson
    ------------------------------------------
Name:
Title:


PACKAGING DYNAMICS CORPORATION


By: /s/Frank V. Tannura
    ------------------------------------------
Name:
Title:


Acknowledged and Consented to:

ALCOA INC.


By: /s/G. John Pizzey
    -------------------------------------------
Name: G. John Pizzey
Title: Executive Vice President, Alcoa


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